Exhibit 5.2

January 12, 2017

Navios Maritime Partners L.P.

85 Akti Miaoui

185 38 Piraeus, Greece

Re: Navios Maritime Partners L.P. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States and New York counsel to Navios Maritime Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-3 (the “Registration Statement”) covering an aggregate amount of $500,000,000 of the Partnership’s securities referenced therein (the “Securities”), including one or more series of debt securities of the Partnership, which may be either senior, subordinated or subordinated debt securities (the “Debt Securities”). The Securities may be issued and sold from time to time by the Partnership after the Registration Statement, to which this opinion is an exhibit, becomes effective. The Debt Securities may be issued pursuant to an indenture by and between the Partnership and a financial institution to be identified therein as trustee (the “Trustee”), a form of which is included as Exhibit 4.1 to the Registration Statement, as it may be supplemented from time to time (the “Indenture”).

In so acting, we have examined the Registration Statement, the Indenture and such other corporate records, documents, certificates and other instruments as we considered necessary or appropriate for the purposes of this opinion.

Upon (i) the taking of appropriate action by the Partnership to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and of the Indenture and related matters, (ii) the effectiveness of the Registration Statement, (iii) the due execution and delivery by the parties thereto of the Indenture, (iv) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (v) the due execution of the Debt Securities on behalf of the Partnership, (vi) the due authentication of the Debt Securities by the relevant trustee under the Indenture and (vii) the sale and delivery at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus included therein, the Debt Securities will constitute valid and legally binding obligations of the Partnership, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether such enforceability is considered in a proceeding of law or equity.

The foregoing opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion speaks as of the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7(a) of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/ THOMPSON HINE LLP

THOMPSON HINE LLP